Exhibit 99.1

383 Route 46 West • Fairfield, NJ 07004-2402 USA • 973-882-1505 • FAX 973-575-5366 • www.bradpharm.com

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS ANNOUNCES
THIRD QUARTER 2004 FINANCIAL STATEMENT ADJUSTMENT

Fairfield, NJ—April 27, 2005 — Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that it filed a Current Report on Form 8-K stating the following:

“On April 21, 2005, the Company received notice from its independent auditors, Grant Thornton LLP, that during their audit of the Company’s financial statements for the year ended December 31, 2004, which they have not completed, they became aware of information indicating that a transaction recorded as a sale by the Company in the quarter ended September 30, 2004 did not meet the criteria for revenue recognition in such period. On April 25, 2005, the Company received a further notice from Grant Thornton LLP advising of a material weakness in the Company’s internal controls in connection with the approval and consideration by appropriate personnel of all terms and conditions of the transaction and recommending that the Company implement controls relating to the approval and communication of all terms and conditions of all sales transactions.

The transaction consisted of a sale of approximately $1 million of Deconamine Syrup shipped and paid for in the third quarter. Based upon information provided by the Company, Grant Thornton LLP has indicated its conclusion that the sale did not meet the criteria for revenue recognition after the customer expressed its intentions to return the product and the sale was modified in that the Company would accept all unsold product as of February 1, 2005, with credit granted against other trade amounts owed by the customer.

As a result of the non-recognition of revenue in the third quarter from this sale, the Company’s consolidated statement of income for the third quarter of 2004 will need to be adjusted and restated to reduce net sales by $1,043,907 to $27,452,698, net income by $613,594 to $3,047,789, and diluted net income per common share by $0.03 to $0.18 and the Company’s consolidated balance sheet as of September 30, 2004 will need to be adjusted and restated to record $1,043,907 of deferred revenue. The Company does not anticipate filing an amended Quarterly Report on Form 10-Q for the third quarter ended September 30, 2004 containing restated financial statements until completion of the audit of the Company’s financial statements for the year ended December 31, 2004. Until such filing, investors should not rely upon the financial statements included in the Company’s Form 10-Q for the third quarter currently on file with the Securities and Exchange Commission.”

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by Bradley of new products and market acceptance of Bradley’s products. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to favorably resolve the pending SEC informal inquiry, maintain sales of its products, successfully acquire, develop, integrate, or sell new products or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action lawsuits), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. Bradley does not guarantee any forward-looking statement, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.